Exhibit 99.1
May 5, 2022
Fellow Shareholders,
DoorDash's mission is to grow and empower local economies. In Q1 2022, we grew Marketplace GOV by 25% year-over-year ("Y/Y") to $12.4 billion, which helped generate over $8.7 billion in sales for merchants and over $3.2 billion in earnings for Dashers. Additional highlights from Q1 2022 include:
•Grew Monthly Active Users (MAUs)1 and DashPass members to new record highs
•Increased average order frequency to a new record high
•Grew Contribution Profit in our U.S. Restaurant Marketplace2 both quarter-over-quarter ("Q/Q") and Y/Y
First Quarter 2022 Key Financial Metrics
•Revenue grew 35% Y/Y to $1.5 billion, Total Orders grew 23% Y/Y to 404 million, and Marketplace GOV grew 25% Y/Y to $12.4 billion
•GAAP gross profit of $662 million, increased 34% Y/Y from $493 million in Q1 2021
•GAAP net loss of $167 million, compared to GAAP net loss of $110 million in Q1 2021
•Adjusted EBITDA of $54 million, increased from $43 million in Q1 2021

	Three Months Ended
(in millions, except percentages)	Mar.31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022
Total Orders	329	345	347	369	404
Total Orders Y/Y growth	219%	69%	47%	35%	23%
Marketplace GOV	$9,913	$10,456	$10,416	$11,159	$12,353
Marketplace GOV Y/Y growth	222%	70%	44%	36%	25%
Revenue	$1,077	$1,236	$1,275	$1,300	$1,456
Revenue Y/Y growth	198%	83%	45%	34%	35%
Net Revenue Margin	10.9%	11.8%	12.2%	11.6%	11.8%
GAAP Gross Profit	$493	$657	$665	$637	$662
Contribution Profit	$209	$290	$281	$291	$319
Contribution Profit as a % of Marketplace GOV	2.1%	2.8%	2.7%	2.6%	2.6%
GAAP Net Loss	$(110)	$(102)	$(101)	$(155)	$(167)
Adjusted EBITDA	$43	$113	$86	$47	$54
Adjusted EBITDA as a % of Marketplace GOV	0.4%	1.1%	0.8%	0.4%	0.4%

1 Based on the number of individual consumer accounts that have completed an order on our Marketplace in the past calendar month during the relevant period.
2 U.S. Restaurant Marketplace excludes convenience and grocery, and international markets. Shared-use costs and expenses that cannot be directly attributed to the U.S. Restaurant Marketplace are allocated pro-rata based on orders.

1

Our Thoughts on Q1
We are proud of our execution in Q1 2022 and excited by the progress in our business. We grew Marketplace GOV by 25% Y/Y to $12.4 billion in Q1 2022, driven primarily by 23% Y/Y growth in Total Orders to 404 million. In Q1 2022, we added more new consumers than any quarter since Q1 2021, which helped drive MAUs and DashPass members to new highs. Average order frequency also reached a new high in Q1 2022, due in part to the growth in DashPass members. The growth in MAUs and average order frequency helped us gain share in the U.S. Food Delivery category in Q1 2022 compared to Q4 2021, according to third-party data.
Q1 2022 Revenue increased 35% Y/Y to $1.5 billion. On a Y/Y basis, Revenue in Q1 2022 grew faster than Marketplace GOV primarily because of lower Dasher incentives and promotions compared to Q1 2021, as these were elevated in the prior year period in response to short-term Dasher shortages driven by extreme weather and fiscal stimulus. We continued to invest aggressively in Q1 2022, which helped drive growth in our new categories and international markets well above total company growth on both a Y/Y and Q/Q basis.
Our U.S. Restaurant Marketplace
Our U.S. Restaurant Marketplace is the foundation of our business. It was the starting point for our company and now provides tens of millions of consumers a valuable way to connect with their favorite restaurants, hundreds of thousands of restaurants a valuable tool to expand their businesses, and millions of Dashers with accessible and flexible earning opportunities. It also provides a growing funding source for our investments in new services, categories and geographies. This is by design.
In the two years from Q1 2020 to Q1 2022, we grew orders in our U.S. Restaurant Marketplace by over 250%, grew category share by 14 percentage points3, and significantly increased Contribution Profit in the category. Over this time period, we also substantially increased Contribution Profit as a percentage of Marketplace GOV in the category, despite significant ongoing investments in consumer, Dasher, and merchant acquisition. We drove the increase in Contribution Profit as a percentage of Marketplace GOV largely through efficient operations and our laser focus on execution, which contributed to improvements in quality and network efficiency, and operational leverage. Looking forward, we continue to see opportunities to increase Contribution Profit as a percentage of Marketplace GOV in our U.S. Restaurant Marketplace, based largely on continuing improvements in the areas mentioned, as well as a growing influence from ad revenue.
Our strategy is to invest cash generated by our U.S. Restaurant Marketplace back into our business in order to build a more holistic platform for local commerce. Among other things, this strategy has driven the addition and growth of the convenience, grocery, alcohol, gifts, flowers, retail, and pet categories, our entrance into new countries, the launch of our Drive white label logistics service and Storefront online ordering solution, and the development of our ads platform. We hope to continue investing in these areas and adding new ones in the years to come.
We expect each of our investment areas to generate positive Contribution Profit and free cash flow in the future. However, the U.S. Restaurant Marketplace is likely to remain the primary source of cash over the medium term. Perhaps ironically, this means investing to grow the scale of our U.S. Restaurant Marketplace remains a top priority.
The Local Commerce Opportunity
In 2022, we expect U.S. consumers to spend $1.6 trillion at restaurants and convenience and grocery stores, with an additional $1.1 trillion spent in these categories by consumers in Australia, Canada, Japan, and Germany. These estimates do not include consumer spend at alcohol, health, gift, flower, and retail stores.
Currently, our Marketplace’s penetration in these categories is low. In the U.S., we estimate our Marketplace drove approximately 5% of restaurant industry sales in 2021. In categories outside of restaurants and in countries outside of the U.S., our penetration is significantly lower.
We believe first-party digital commerce is similarly under-penetrated. While many merchants, particularly enterprise ones, have begun building substantial first-party digital channels, we believe the systems, infrastructure, processes, and expertise needed to build powerful first-party digital channels are still nascent. This leaves substantial room to expand our
3 Based on third-party data for the U.S. Food Delivery category, which includes restaurants as well as convenience and grocery.

2

services and make them easier to use, so that merchants of all sizes can successfully generate and fulfill demand through their own digital channels.
The scale of the local commerce opportunity and relatively low levels of penetration suggest a large surface area and a long runway for us to build new services and infrastructure across both our Marketplace and Platform Services. We plan to capitalize on this opportunity by continuing to invest and build for several years.
Our Investment Approach
We often discover potential areas of investment through a bottom-up process of listening to our customers, which include consumers, merchants, and Dashers. We learn through trends we see on and off our platform, and through dedicated forums we have created like the Dasher Community Council, Chief Restaurant Advisor, WeDash program, and customer support channels. Our executives regularly monitor and actively participate in these forums in order to better serve our users, improve execution, and identify opportunities for innovation and investment.
For each of our investment areas, we often start with a small team and a relatively small budget. We then aim to manage the scale and pace of investment based largely on the level of customer demand as a measure of product-market fit and the state of unit economics as a measure of capital efficiency and potential long-term cash production. In cases where consumers are the customer (rather than merchants or Dashers), we generally pay particular attention to engagement metrics, both for the new service on a stand-alone basis and for our Marketplace as a whole.
We aim to prioritize our time and capital based on the scale of the opportunity and the performance of customer demand and unit economics relative to our expectations. Opportunities that generate strong customer demand or unit economics generally get more of our people, time, and capital. We believe those that underperform should get less of each until performance is renewed or the program is wound down. Ultimately, we are trying to invest in each business proportional to its scale and likely return in order to increase overall return on capital across our investment areas.
In Q1 2020, we launched third-party convenience as the first official category on our U.S. Marketplace after restaurants. We identified convenience as the first new category in part by observing what consumers were searching for. We piloted the category with a small team and a small number of store locations. Despite our ability to leverage the Dasher network, we knew the convenience category would be different from restaurants: it has relatively small basket sizes, larger SKU selection, a unique set of integrations, and distinct requirements related to inventory management, search, and picking/packing. However, we were excited by the demand signals and saw the potential for operational excellence to offset the challenges and generate positive unit economics over time.
After pilot, we quickly learned that consumers appreciated our speed of delivery and 24/7 availability, a contrast to scheduled delivery slots that were the industry norm at the time. We also saw DashPass members valuing the added benefit of a new category under their subscription program, and evidence that convenience items were often highly complementary to restaurant orders. These factors were augmented by the onset of the COVID-19 pandemic, which accelerated consumer demand and created a greater need from merchants for demand generation and fulfillment capabilities. We were honored and energized by the opportunity to meet the heightened needs of consumers and merchants in that critical moment. The increasing usage of convenience on our platform showed evidence of improvements to product-market fit, which warranted further investment.
In addition to the positive signals, it was clear we had significant work to do to improve the experience in areas including: in-app merchandising, search relevance and accuracy, inventory accuracy, and the quality of substitution flows. Given the demand signals and room for operational improvement, we felt it was attractive to invest in these areas. We improved our browsing and merchandising experience, built a new catalog system, rebuilt our search tool, worked with our partners to improve fill rates and substitutions, and created an entirely new product in DoubleDash. These improvements generated results in the form of increased consumer engagement in the convenience category and improving unit economics.

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We have now iterated and invested in the third-party convenience category for approximately two years and we continue to see positive signals around product-market fit and unit economic potential. Consumer engagement in the category continued improving in Q1, with a Q/Q increase in MAU and order frequency, and we expect the category to generate positive variable profit4 in the second half of this year.
Our focus on customers, analytical approach, optimism, and confidence in our team’s ability to execute cannot ensure success on their own. After all, customers will be the ultimate judge of our services, which means our investments won’t always generate the results we expect on the timeline we hoped for, and our path may deviate from original expectations. This journey of invention also does not stop, not just because we will continue listening to customers to build new services, but also because we must progress our existing services to meet and exceed customers' increasing expectations. In each of our endeavors and across the company as a whole, we intend to manage shareholder capital with efficiency, discipline, and attention to detail. These characteristics are core to our culture and essential to both achieve our mission and maximize shareholder value over the long-term.
Conclusion
Since founding DoorDash, we have invested practically but aggressively in growth, and we intend to continue investing in the people, systems, and infrastructure necessary to grow DoorDash into a much larger business. We have seen tremendous demand from consumers, merchants, and Dashers in recent years and have significant work ahead if we are to meet their expectations in the decades to come.
If you are a returning reader of our letter and you’ve gotten this far, you’ve likely realized that we changed the format this quarter. We aim to be long-term oriented in our approach to operating DoorDash and our intention with the new format is to provide greater depth of insight into our principles and processes, with the hope that these insights will be useful in analyzing our business for many years. In future quarters, we may focus on different aspects of the business or change the format further, but we will always try to provide information and insights that help you better understand our business and be a part of our journey.
We could not be more grateful to our employees and stakeholders for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for making this journey possible.

Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Prabir Adarkar, CFO
4 Variable profit is a metric used internally to evaluate the performance of certain categories prior to allocation of shared-use fixed costs. It is defined as revenue minus order management and support costs.

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Financial and Operational Highlights
In Q1 2022, we grew Total Orders 23% Y/Y to 404 million. On a Y/Y basis, order growth was driven by MAU growth and increased average order frequency, due in part to increased penetration of DashPass.
Q1 2022 Marketplace GOV grew 25% Y/Y to $12.4 billion. Q1 2022 revenue increased 35% Y/Y to $1.5 billion. Revenue grew faster than Marketplace GOV on a Y/Y basis primarily due to a decline in Dasher costs as a percentage of GOV, as costs in Q1 2021 were elevated due to supply constraints associated with extreme weather and fiscal stimulus. Net Revenue Margin, defined as Revenue as a percentage of Marketplace GOV, was 11.8% in Q1 2022, up from 10.9% in Q1 2021.
GAAP cost of revenue, exclusive of depreciation and amortization, increased by 36% to $763 million in Q1 2022 from $563 million in Q1 2021. Adjusted Cost of Revenue increased 35% Y/Y to $742 million in Q1 2022 from $549 million in Q1 2021. Adjusted Cost of Revenue as a percentage of Marketplace GOV increased on a Y/Y basis to 6.0% in Q1 2022 from 5.5% in Q1 2021. The increase in Adjusted Cost of Revenue as a percentage of Marketplace GOV was driven primarily by an increase to insurance reserves and higher costs associated with our DashMart stores.
GAAP gross profit increased 34% to $662 million in Q1 2022 from $493 million in Q1 2021. Adjusted Gross Profit increased 35% Y/Y to $714 million in Q1 2022. Adjusted Gross Profit was 5.8% of Marketplace GOV in Q1 2022, which was up from 5.3% in Q1 2021.
GAAP sales and marketing expenses increased 24% to $414 million in Q1 2022 from $333 million in Q1 2021. Adjusted Sales and Marketing increased 24% Y/Y to $395 million in Q1 2022. Adjusted Sales and Marketing as a percentage of Marketplace GOV was 3.2% in Q1 2022, in line with 3.2% in Q1 2021. As percentages of Marketplace GOV, consumer acquisition costs slightly decreased in Q1 2022 versus the year ago period, while Dasher acquisition costs and merchant acquisition costs increased slightly. Q1 2022 was our largest quarter for new consumer acquisition since Q1 2021, and Dasher supply remained healthy throughout the quarter.
Q1 2022 Contribution Profit increased 53% Y/Y to $319 million and Contribution Profit as a percentage of Marketplace GOV increased to 2.6% in Q1 2022 from 2.1% in Q1 2021.
GAAP research and development expenses increased by 80% to $148 million in Q1 2022 from $82 million in Q1 2021. Adjusted Research & Development expense as a percentage of Marketplace GOV increased to 0.7% in Q1 2022 from 0.4% in Q1 2021. GAAP general & administrative expenses increased by 45% to $245 million in Q1 2022 from $169 million in Q1 2021. Adjusted General & Administrative expense as a percentage of Marketplace GOV increased to 1.4% in Q1 2022 from 1.2% in Q1 2021. Both increases were due largely to personnel costs.
GAAP net loss was $(167) million in Q1 2022 compared to a GAAP net loss of $(110) million in Q1 2021. Adjusted EBITDA was $54 million in Q1 2022, up from $43 million in Q1 2021. Adjusted EBITDA as a percentage of Marketplace GOV was 0.4% in Q1 2022, in line with 0.4% in Q1 2021.
Operating cash flow in Q1 2022 was $(20) million and free cash flow was $(91) million. On a trailing 12-month basis, we generated operating cash flow of $506 million and free cash flow of $252 million. The negative free cash flow in Q1 2022 was due to timing of payments. This does not impact our expectation for positive free cash flow in 2022. We ended the quarter with $4.2 billion of cash, cash equivalents, and liquid investments, and no debt.

5

Q2 and 2022 Outlook

Period	Marketplace GOV	Adj. EBITDA
Q2	$12.1B - $12.5B	$0 - $100M
2022	$49.0B - $51.0B	$0 - $500M
We currently expect to generate Q2 Marketplace GOV between $12.1 billion and $12.5 billion, with Q2 Adjusted EBITDA between $0 and $100 million.
We currently expect to generate 2022 Marketplace GOV between $49.0 billion and $51.0 billion, up from our previous expectation for 2022 Marketplace GOV between $48.0 billion and $50.0 billion. We currently expect 2022 Adjusted EBITDA between $0 and $500 million, which is consistent with our previous expectation.
We currently expect the Wolt transaction to close in Q2.
Among other factors, our outlook anticipates continued growth in MAU and average order frequency, as well as ongoing investment in new categories, international markets, and Platform Services. We caution investors that significant uncertainty remains around several factors, including: the impact of inflation on pricing and demand for our service, the impact of rising interest rates on consumer spending patterns, the impact of ongoing labor shortages on our ability to fulfill demand, the impact of gas prices and vehicle costs on our ability to attract Dashers, as well as various aspects associated with the ongoing COVID-19 pandemic. These or other factors could cause the behavior of merchants, Dashers, or consumers to deviate from the expectations included in our guidance. A more complete discussion of our risk factors is available in our 10-K and other relevant SEC filings.

Analyst and Investor Conference Call

We will host an analyst and investor conference call to discuss our quarterly results at 2PM (PT) today. Members of the investor community interested in listening to the call can register and attend at ir.doordash.com.

IR Contact: Andy Hargreaves, CFA ir@doordash.com	PR Contact: Press at DoorDash press@doordash.com
Webcast
DoorDash will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://ir.doordash.com. The archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our Twitter account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

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Forward-Looking Statements
This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” "aim", "try", “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this investor letter include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the second quarter and full year of 2022, our expectations regarding the Wolt transaction, our plans and expectations regarding our non-U.S. Restaurant Marketplace categories, our plans and expectations about our investment approach, our expectations about our operating performance in the U.S. Restaurant Marketplace, our local commerce opportunity, trends in our business, including the effect of price controls, and the effectiveness of our strategies, our market opportunity, and demand for our platform and for local commerce platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including the impact of the COVID-19 pandemic on our business and operations and our ability to forecast our performance due to our limited operating history and the COVID-19 pandemic, investments in new products or offerings, our ability to attract merchants, consumers and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our quarterly reports on Form 10-Q. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with GAAP, we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. We have also presented certain measures excluding revenue from gift card breakage to enable readers to compare our results over multiple periods on the same basis.

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We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs, impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue. Gross profit (loss) is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenue for the same period.
We define Contribution Profit (Loss) as our gross profit (loss) less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, and (iii) allocated overhead included in cost of revenue and sales and marketing expenses. We define gross margin as gross profit (loss) as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit (Loss) as a percentage of revenue for the same period.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss), adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs, (iv) impairment expenses, (v) provision for income taxes, (vi) interest income and expense, (vii) other income (expense), net, (viii) stock-based compensation expense and certain payroll tax expense, and (ix) depreciation and amortization expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue for the same period.

We define free cash flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

8

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2021	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,504	$2,243
Short-term marketable securities	1,253	1,353
Funds held at payment processors	320	293
Accounts receivable, net	349	321
Prepaid expenses and other current assets	139	208
Total current assets	4,565	4,418
Long-term marketable securities	650	643
Operating lease right-of-use assets	336	354
Property and equipment, net	402	455
Intangible assets, net	61	76
Goodwill	316	376
Non-marketable equity securities	409	412
Other assets	70	88
Total assets	$6,809	$6,822
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$161	$203
Operating lease liabilities	26	31
Accrued expenses and other current liabilities	1,573	1,526
Total current liabilities	1,760	1,760
Operating lease liabilities	373	391
Other liabilities	9	19
Total liabilities	2,142	2,170
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	6,752	6,914
Accumulated other comprehensive loss	(4)	(14)
Accumulated deficit	(2,081)	(2,248)
Total stockholders’ equity	4,667	4,652
Total liabilities and stockholders’ equity	$6,809	$6,822

9

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
Revenue	$1,077	$1,456
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	563	763
Sales and marketing	333	414
Research and development	82	148
General and administrative	169	245
Depreciation and amortization	29	59
Total costs and expenses	1,176	1,629
Loss from operations	(99)	(173)
Interest income	2	1
Interest expense	(12)	—
Other income, net	—	5
Loss before provision for income taxes	(109)	(167)
Provision for income taxes	1	—
Net loss	$(110)	$(167)
Net loss per share, basic and diluted	$(0.34)	$(0.48)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	327,815	349,219

10

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
Cash flows from operating activities
Net loss	$(110)	$(167)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29	59
Stock-based compensation	97	129
Bad debt expense	16	2
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	11	16
Non-cash interest expense	11	—
Other	6	1
Changes in operating assets and liabilities:
Funds held at payment processors	19	30
Accounts receivable, net	(7)	25
Prepaid expenses and other current assets	79	(68)
Other assets	(4)	(23)
Accounts payable	—	34
Accrued expenses and other current liabilities	27	(44)
Payments for operating lease liabilities	(8)	(14)
Net cash provided by (used in) operating activities	166	(20)
Cash flows from investing activities
Purchases of property and equipment	(32)	(32)
Acquisition, net of cash acquired	—	(71)
Capitalized software and website development costs	(22)	(39)
Purchases of marketable securities	(99)	(656)
Maturities of marketable securities	146	201
Sales of marketable securities	—	351
Net cash used in investing activities	(7)	(246)
Cash flows from financing activities
Proceeds from exercise of stock options	13	5
Deferred offering costs paid	(10)	—
Repayment of convertible notes	(333)	—
Taxes paid related to net share settlement of equity awards	(166)	—
Net cash (used in) provided by financing activities	(496)	5
Foreign currency effect on cash, cash equivalents, and restricted cash	—	1
Net decrease in cash, cash equivalents, and restricted cash	(337)	(260)
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	4,345	2,506
Cash, cash equivalents, and restricted cash, end of period	$4,008	$2,246
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$4,007	$2,243
Restricted cash	1	3
Total cash, cash equivalents, and restricted cash	$4,008	$2,246
Supplemental disclosure of cash flow information
Cash paid for interest	$42	$—
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$11	$33
Stock-based compensation included in capitalized software and website development costs	$21	$28
Holdback consideration for acquisition	$—	$9

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DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022

Cost of revenue, exclusive of depreciation and amortization	$323	$382	$469	$563	$555	$585	$635	$763
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	—	—	(31)	(9)	(13)	(12)	(14)	(12)
Allocated overhead	(5)	(4)	(4)	(5)	(6)	(7)	(7)	(9)
Adjusted cost of revenue	$318	$378	$434	$549	$536	$566	$614	$742

Sales and marketing	$168	$290	$347	$333	$427	$446	$413	$414
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	—	—	$(37)	$(10)	(14)	(15)	$(14)	$(14)
Allocated overhead	(4)	(4)	$(4)	$(4)	(3)	(3)	$(4)	$(5)
Adjusted sales and marketing	$164	$286	$306	$319	$410	$428	$395	$395

Research and development	$38	$41	$209	$82	$100	$115	$133	$148
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(2)	(2)	$(172)	(36)	(47)	(49)	(54)	(56)
Allocated overhead	(3)	(4)	$(3)	(3)	(3)	(4)	(3)	(4)
Adjusted research and development	$33	$35	$34	$43	$50	$62	$76	$88

General and administrative	$88	$167	$219	$169	$216	$188	$224	$245
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(1)	(1)	(82)	(45)	(65)	(49)	(51)	(48)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(12)	(79)	(45)	(13)	(36)	(17)	(11)	(24)
Transaction-related costs	—	—	(1)	—	—	(2)	(8)	(14)
Impairment expenses(2)	(6)	(5)	—	—	—	(1)	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	12	12	11	12	12	14	14	18
Adjusted general and administrative	$81	$94	$102	$123	$127	$133	$168	$177

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (v) donations as part of our relief efforts in connection with the COVID-19 pandemic and Russia's

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invasion of Ukraine. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022

Revenue	$675	$879	$970	$1,077	$1,236	$1,275	$1,300	$1,456
Less: Cost of revenue, exclusive of depreciation and amortization	(323)	(382)	(469)	(563)	(555)	(585)	(635)	(763)
Less: Depreciation and amortization related to cost of revenue	(25)	(28)	(24)	(21)	(24)	(25)	(28)	(31)
Gross profit	$327	$469	$477	$493	$657	$665	$637	$662
Gross Margin	48%	53%	49%	46%	53%	52%	49%	45%
Less: Sales and marketing	(168)	(290)	(347)	(333)	(427)	(446)	(413)	(414)
Add: Depreciation and amortization related to cost of revenue	25	28	24	21	24	25	28	31
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	—	—	68	19	27	27	28	26
Add: Allocated overhead included in cost of revenue and sales and marketing	9	8	8	9	9	10	11	14
Contribution Profit (Loss)	$193	$215	$230	$209	$290	$281	$291	$319
Contribution Margin	29%	24%	24%	19%	23%	22%	22%	22%

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	Three Months Ended
(In millions, except percentages)	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022

Gross profit	$327	$469	$477	$493	$657	$665	$637	$662
Add: Depreciation and amortization related to cost of revenue	25	28	24	21	24	25	28	31
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	—	—	31	9	13	12	14	12
Add: Allocated overhead included in cost of revenue	5	4	4	5	6	7	7	9
Adjusted Gross Profit	$357	$501	$536	$528	$700	$709	$686	$714
Adjusted Gross Margin	53%	57%	55%	49%	57%	56%	53%	49%

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022

Net income (loss)	$23	$(43)	$(312)	$(110)	$(102)	$(101)	$(155)	$(167)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	12	79	45	13	36	17	11	24
Loss on disposal of property and equipment	—	—	—	—	—	—	—	—
Transaction-related costs	—	—	1	—	—	2	8	14
Impairment expenses(2)	6	5	—	—	—	1	—	—
Provision for income taxes	—	1	1	1	2	—	2	—
Interest income and expense	7	8	9	10	1	—	—	(1)
Other (income) expense, net	(3)	(1)	(3)	—	—	1	(1)	(5)
Stock-based compensation expense and certain payroll tax expense	3	3	322	100	139	125	133	130
Depreciation and amortization expense	31	34	31	29	37	41	49	59
Adjusted EBITDA	$79	$86	$94	$43	$113	$86	$47	$54
Adjusted EBITDA Margin	12%	10%	10%	4%	9%	7%	4%	4%

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (v) donations as part of our relief efforts in connection with the COVID-19 pandemic and Russia's invasion of Ukraine. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

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	Three Months Ended March 31,
(In millions)	2021	2022

Net cash provided by operating activities	$166	$(20)
Purchases of property and equipment	(32)	(32)
Capitalized software and website development costs	(22)	(39)
Free cash flow	$112	$(91)

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